Exhibit 99.1

For Immediate Release

Local Corporation Reports Fourth Quarter and Fiscal 2013 Financial Results

IRVINE, Calif., Feb. 13, 2014 — Local Corporation (NASDAQ: LOCM), a leading local advertising and technology company, today reported its financial results for the fourth quarter and fiscal 2013.

“We are pleased with the significant progress we made across the business in 2013. I would like to take this opportunity to thank founder and former chairman and CEO, Heath Clarke, for his 15 years of service and innovation. He built a great company and a talented management team able to lead the company into the future,” said Fred Thiel, Local Corporation, chairman of the board. “2014 represents a year that is focused on investing in initiatives that will contribute to further growing and strengthening the business and enhancing value, including the realization of products and services based on our Krillion assets.”

Key Highlights

•	Reached fourth quarter revenue of $26.8 million, a 30 percent increase from fourth quarter 2012

•	Achieved positive cash flow for the fourth quarter

•	Reduced GAAP net loss year-over-year by more than 50 percent

•	Finished the fourth quarter with $1.4 million of Adjusted EBITDA*

•	Four consecutive quarters of Adjusted EBITDA growth

•	Fourth quarter mobile traffic was up 24 percent from the prior year period

•	Fourth quarter network revenue was up 112 percent from the prior year period

•	Reached fiscal year 2013 revenue of $94.4 million with Adjusted EBITDA of $4.5 million

*	Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; cost related to a settlement accrual; LEC reserve; and finance related charges.

An explanation of the company’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures, is included below, and a reconciliation between GAAP and non-GAAP measures, where appropriate, is included in the financial tables attached to this release.

“2013 represented an important year for the company, and we made meaningful progress in our shift to becoming a mobile-first, data-focused company, including launching our powerful Krillion shopping platform, as well our Havvit shopping app, which showcases how this valuable local shopping data can be utilized,” added Michael Sawtell, Local Corporation, president and COO. “We believe this shift, combined with our efforts towards growing our core business, positions the company well for 2014.”

“We finished the year with revenue of $94.4 million along with Adjusted EBITDA of $4.5 million, making it one of the strongest financial performances in company history,” said Sawtell. “Positive fourth quarter trends include the return of O&O revenue, up 20 percent quarter-over-quarter, even though we experienced reduced organic search traffic, due to algorithmic changes made by a large search engine resulting in margin headwinds.”

Full Year 2013 Results Highlights:

•	Revenue – Revenue of $94.4 million for the year ended Dec. 31, 2013, a 2 percent decrease from $96.0 million for the year ended Dec.31, 2012.

•	GAAP net loss – GAAP net loss of $10.4 million, or ($0.45) per diluted share, for the year ended Dec. 31, 2013. This compares to a GAAP net loss of $24.2 million, or ($1.10) per diluted share, for the year ended Dec. 31, 2012.

•	Adjusted EBITDA – The company reported positive Adjusted EBITDA of $4.5 million, or $0.20 per diluted share, for the year ended Dec. 31, 2013. This compares to positive Adjusted EBITDA of $777,000, or $0.03 per diluted share, for the year ended Dec. 31, 2012.

Fourth Quarter Results Highlights:

“We were pleased to see another quarter of sequential revenue growth in the fourth quarter 2013, coupled with improved bottom-line results and positive cash flow,” said Ken Cragun, Local Corporation, CFO. “In 2014, we expect to grow the core business while we continue to invest in new initiatives, including mobile and local shopping.”

SUMMARY RESULTS

(in thousands, except per share amounts)

	Q4 2013	Q3 2013	Q4 2012
Consumer Properties:
Owned & Operated	$10,701	$8,932	$12,940
Network	16,104	14,540	7,636

Revenue	$26,805	$23,472	$20,576

Adjusted EBITDA*	$1,353	$1,320	$(771)
Plus interest and other income (expense), net	(522)	(537)	(100)
Less (provision for) benefit from income taxes	(18)	109	9
Less non-cash depreciation, amortization and stock compensation	(1,552)	(1,514)	(2,132)
Plus (less) revaluation of derivatives	871	(413)	30
Less net loss from discontinued operations	(90)	(154)	(3,469)
Less LEC reserve	(1,721)	—	(1,407)
Less severance charges	—	(5)	(51)
Less settlement accrual	—	(550)	—

GAAP net income (loss)	$(1,679)	$(1,744)	$(7,891)

Diluted Adjusted EBITDA per share *	$0.06	$0.06	$(0.03)
Diluted GAAP net income (loss) per share	$(0.07)	$(0.08)	$(0.36)
Diluted weighted average shares used for Adjusted EBITDA per share	23,231	23,191	22,131
Diluted weighted average shares used for GAAP net income loss per share	23,037	22,962	22,131
Cash	$5,069	$4,847	$3,696

*	See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

•	Revenue – Fourth quarter 2013 revenue of $26.8 million represents an increase of 14 percent over third quarter 2013 revenue of $23.5 million and a 30 percent increase over fourth quarter 2012 revenues of $20.6 million.

•	GAAP net loss – Fourth quarter 2013 GAAP net loss was $1.7 million, or ($0.07) per diluted share, compared to a third quarter 2013 GAAP net loss of $1.7 million, or ($0.08) per diluted share.

•	Adjusted EBITDA – The company reported positive Adjusted EBITDA for the fourth quarter of 2013 of $1.4 million, or $0.06 per diluted share, a 3 percent increase over the third quarter 2013 positive Adjusted EBITDA of $1.3 million, or $0.06 per diluted share.

•	Cash – The company’s cash balance was $5.1 million as of Dec. 31, 2013, an increase of approximately $300,000 compared to its Sept. 30, 2013 cash balance of $4.8 million.

•	Debt – On Dec. 31, 2013, the company had borrowings of $9.2 million outstanding under its Square 1 Bank credit facilities with availability of $2.8 million. The company also had $5 million outstanding related to its subordinated secured convertible notes.

Fourth Quarter 2013 Operating Highlights:

•	Overall, Organic and Mobile Traffic – Overall traffic on the site and network was 80 million monthly unique visitors (MUVs) in the fourth quarter 2013, on par with third quarter 2013 and down 20 percent from the year ago period. The decrease in overall traffic from the prior year period is due to lower organic traffic during the fourth quarter of 2013 from algorithmic changes by a large search engine, affecting traffic to many of the company’s network sites. Organic traffic on the site and network was 26 million MUVs in the fourth quarter 2013, down 26 percent from the third quarter 2013 and down 42 percent from the year ago period. Organic traffic is defined as all non-SEM sourced traffic. The company’s Network team is working on improving the content and presentation of our Network sites, along with other efforts intended to improve the relevance of these network sites and therefore the level of organic traffic received by such sites. Overall mobile traffic was 31 million MUVs in the fourth quarter 2013, down 3 percent from the third quarter 2013 and up 24 percent from the year ago period.

•	Long-term Receivable Reserve – During the fourth quarter 2013, the company fully reserved its long-term receivable resulting in an additional charge to the income statement of $1.7 million. The long-term receivable relates to legacy subscribers that were billed via their phone bills from local exchange carriers. The company recognized an excellent return on investment on the legacy subscriber business, which it exited in 2012.

Consumer Properties:

Owned & Operated (O&O):

•	Revenue – Fourth quarter 2013 total revenue related to the O&O business unit was $10.7 million, up 20 percent from third quarter 2013 O&O revenue of $8.9 million and down 17 percent from fourth quarter 2012 O&O revenue of $12.9 million. The increase from the third quarter 2013 was mainly due to an increase in traffic as a result of the seasonally strong fourth quarter. The decline in O&O revenue from a year ago period was primarily due to ad policy changes and reduced revenues per click from a major partner. During 2013, the company expanded its analytics and testing platforms to provide its O&O team with the tools to adapt to the dynamic search advertising environment.

•	Monetization of Traffic – Revenue per thousand visitors (RKV) for fourth quarter 2013 was $178, down 1 percent from third quarter 2013 RKV of $180 and down 23 percent from fourth quarter 2012 RKV of $230. This decline was primarily due to ad policy changes and declining revenue per click trends of a major ad supplier. In response to recent ad policy changes, the company has and will continue to focus on enhancing the user experience to extract value, with the purpose of optimizing revenue and margins. The company is already seeing positive monetization trends in the first quarter of 2014, based on these efforts.

Network:

•	Revenue – Fourth quarter 2013 total revenue related to the Network business unit was $16.1 million, up 11 percent from the $14.5 million Network revenue recorded in the third quarter 2013 and up 112 percent from fourth quarter 2012 Network revenue of $7.6 million. The increase in Network revenue is mainly due to the increase in revenue from the company’s feed partner sites (sites that receive its organic and third-party ad feeds) partially offset by a decrease in organic traffic to certain regional media partner sites.

•	Network Sites – The Network business unit ended the fourth quarter 2013 with over 1,600 network partner sites, down from over 2,100 network partner sites at the end of the third quarter 2013. As a result of the company’s screening and detection efforts in the fourth quarter of 2013, it discontinued relationships with a number of network partners, while increasing the volume of business with its remaining network partners.

Krillion Highlights:

The company recently announced that it expanded its patented Krillion local shopping platform and reached key data milestones, including approximately 120,000 store locations, over 4,300 categories and nearly 3 million localized products, representing 90 percent coverage of the top 100 national retailers.

The enterprise-ready, flexible platform, seamlessly integrates local shopping data across multiple distribution channels, which allows the company to generate revenue from data licensing and performance ad units.

The industry has experienced a steady shift from consumers not only searching for local businesses, but now they seek robust local product information with comparative pricing, inventory visibility and location-based store details.

By connecting consumers with brands and retailers with critical data that shoppers rely on, over time, the company expects to amass a vast repository of data related to consumer behavior and retail trends, such as pricing and inventory availability that is highly valuable to key industry stakeholders, including brands and retailers.

•	Launched Havvit™ Local Shopping App – The company launched version 1.0 of its Havvit local shopping app for iOS® 7-enabled devices, powered by the company’s Krillion local shopping platform.

•	Powered Krillion Shopping Channel for NH.com – The company announced that its Krillion platform is powering a new local shopping channel for the popular New Hampshire site, NH.com.

Other Highlights:

•	Launched Mobile Pay-Per-Call Lead Generation Network – The company launched a mobile pay-per-call lead generation network that connects online and on-the-go consumers searching for local businesses and services in specific categories with relevant advertisers who provide those services via pay-per-call ads.

•	Ranked on Deloitte’s Technology Fast 500™ for Fourth Consecutive Year – The company was ranked as a Deloitte Technology Fast 500™ company for the fourth consecutive year in the technology, media, telecommunications, life sciences and clean technology companies category in North America.

Fiscal 2014 Financial Guidance:

Revenue – The company expects 2014 revenue of between $103 million and $107 million, which at the mid-point, is an increase of 11 percent, over 2013 revenue.

Adjusted EBITDA** – Adjusted EBITDA for 2014 is expected to be between $3 million and $4 million or between $0.13 and $0.17 per diluted share, assuming diluted weighted average shares of 23.5 million, taking into account the dilutive effect of stock options and warrants. The decrease from 2013 Adjusted EBITDA is a result of the company’s continued investments in expanding new initiatives in shopping and mobile and due to lower than expected gross margins from lower organic traffic.

Projected 2014 Adjusted EBITDA Factors:

•	Interest Expense of $1.7 million

•	Income Tax Provision of $200,000

•	Depreciation Expense of $4.0 million

•	Amortization Expense of $900,000

•	Stock Compensation Expense of $800,000

•	Severance Charges of $1.2 million

•	Warrant and conversion option revaluation expense items are undeterminable, but may be significant non-cash gains or losses**

**	The valuation of the warrant liability and the conversion option liability is based in large part on the underlying price and volatility of the company’s common stock during the period. Since the company cannot predict this, the company cannot project the non-cash gain or loss in connection with these warrants and the conversion option, and therefore, cannot reasonably project its GAAP net income (loss). Therefore, the company cannot provide GAAP guidance, but does report GAAP results.

As previously announced, the company will no longer provide quarterly guidance.

Conference Call Information:

Chairman of the board, Fred Thiel, president and COO, Michael Sawtell, and CFO, Ken Cragun, will host a conference call today at 5 p.m. ET to discuss the results and outlook. Investors and analysts can participate in the call by dialing 1-877-883-4693 or 1-315-625-6982, passcode # 35571891. To listen to the webcast, or to view the press release, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents, at: www.streetevents.com.

The replay can be accessed for approximately one week starting at 7:30 p.m. Eastern Time the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode # 35571891. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading local advertising and technology company that connects businesses with approximately a million online and mobile consumers each day using a variety of innovative digital advertising products. For more information, visit: http://www.localcorporation.com.

IOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites, including at a profit, our ability to adapt our business following the shifts in our monetization partners, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy and technological changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” which we define as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; an expense related to a settlement accrual; LEC reserve; and finance related charges. Adjusted EBITDA, as defined above, is not a measurement under GAAP. Adjusted EBITDA is reconciled to net income (loss) which we believe is the most comparable GAAP measure. A reconciliation of net income (loss) to Adjusted EBITDA is set forth at the end of this press release.

Management believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, net income (loss) from discontinued operations, derivatives’ revaluation charges; accrued lease liability/asset;

severance charges; an expense related to a settlement accrual; LEC reserve; and finance related charges which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the company’s business operations.

A limitation of non-GAAP Adjusted EBITDA is that it excludes items that often have a material effect on the company’s net income and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted EBITDA in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to, GAAP net income (loss) or earnings (loss) per share.

# # #

Investor Relations and Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com

LOCAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$5,069	$3,696
Restricted cash	—	42
Accounts receivable, net of allowances of $533 and $250, respectively	17,298	10,618
Note receivable	—	319
Prepaid expenses and other current assets	957	648
Assets held for sale	—	3,452

Total current assets	23,324	18,775
Property and equipment, net	6,073	6,467
Goodwill	19,281	19,281
Intangible assets, net	2,439	3,351
Long-term receivable, net of allowances of $3,431 and $1,710, respectively	—	1,585
Escrow receivable	390	390
Deposits	72	58

Total assets	$51,579	$49,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,786	$8,367
Accrued compensation	1,462	829
Deferred rent	323	452
Warrant liability	537	5
Conversion option liability	550	—
Other accrued liabilities	2,403	1,315
Revolving line of credit	7,342	10,000
Current portion of term loan	1,500	—
Deferred revenue	202	203

Total current liabilities	27,105	21,171
Long-term portion of term loan	375	—
Senior secure convertible notes, net of discount of $1,533	3,467	—
Deferred income taxes	347	302

Total liabilities	31,294	21,473

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 23,038 and 22,172 issued and outstanding, respectively	—	—
Additional paid-in capital	124,249	122,036
Accumulated deficit	(103,964)	(93,602)

Stockholders’ equity	20,285	28,434

Total liabilities and stockholders’ equity	$51,579	$49,907

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$26,805	$20,576	$94,396	$95,975

Costs and expenses:
Cost of revenues	20,288	15,802	68,541	71,434
Sales and marketing	2,610	3,249	10,029	15,189
General and administrative	3,948	4,059	13,633	11,765
Research and development	1,654	1,427	6,554	5,092
Amortization of intangibles	225	400	912	3,611

Total operating expenses	28,725	24,937	99,669	107,091

Operating loss	(1,920)	(4,361)	(5,273)	(11,116)
Interest and other income (expense), net	(522)	(100)	(2,321)	(425)
Change in fair value of conversion option and warrant liability	871	30	1,100	202

Loss from continuing operations before income taxes	(1,571)	(4,431)	(6,494)	(11,339)
Provision for (benefit from) income taxes	18	(9)	139	111

Net loss from continuing operations	(1,589)	(4,422)	(6,633)	(11,450)
Loss from discontinued operations (net of taxes)	(90)	(3,469)	(3,729)	(12,792)

Net loss	$(1,679)	$(7,891)	$(10,362)	$(24,242)

Per share data:
Basic and diluted net loss per share from continuing operations	$(0.07)	$(0.20)	$(0.29)	$(0.52)

Basic and diluted net loss per share from discontinued operations	$(0.00)	$(0.16)	$(0.16)	$(0.58)

Basic and diluted net loss per share	$(0.07)	$(0.36)	$(0.45)	$(1.10)

Basic weighted average shares outstanding	23,037	22,131	22,862	22,098
Diluted weighted average shares outstanding	23,037	22,131	22,862	22,098

LOCAL CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

STOCK-BASED COMPENSATION EXPENSE*

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cost of revenues	$18	$22	$104	$83
Sales and marketing	60	189	392	846
General and administrative	105	389	892	1,377
Research and development	23	64	231	227

Total stock-based compensation expense	$206	$664	$1,619	$2,533

Net stock compensation expense per share
Basic	$0.01	$0.03	$0.07	$0.11

Diluted	$0.01	$0.03	$0.07	$0.11

*-	Excludes impact of discontinued operations.

LOCAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(10,362)	$(24,242)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5,077	8,173
Provision for doubtful accounts	2,330	1,507
Stock-based compensation expense	1,638	2,895
Non-cash interest expense	649	—
Loss on exchange of warrants	723	—
Change in fair value of conversion option and warrant liability	(1,100)	(202)
Deferred income taxes	46	114
Impairment of goodwill and intangible assets	3,051	10,551
Gain on sale of assets	—	(1,458)
Changes in operating assets and liabilities:
Accounts receivable	(7,078)	(447)
Note receivable	319	423
Long-term receivable	(137)	193
Prepaid expenses and other	(309)	86
Other non-current assets	(14)	9
Accounts payable and accrued liabilities	6,011	(6,392)
Deferred revenue	(1)	(101)

Net cash provided by (used in) operating activities	843	(8,891)

Cash flows from investing activities:
Capital expenditures	(3,580)	(3,358)
Increase (decrease) in restricted cash	42	(32)
Proceeds from the sale of assets	—	3,510

Net cash provided by (used in) investing activities	(3,538)	120

Cash flows from financing activities:
Proceeds from exercise of options	5	80
Proceeds from issuance of senior secured convertible notes and warrants	5,000	—
Proceeds from issuance of common stock	20	—
Proceeds from revolving credit facility, net	342	2,000
Payment of term loan	(1,125)	—
Payment of financing related costs	(174)	(7)

Net cash provided by financing activities	4,068	2,073

Net increase (decrease) in cash	1,373	(6,698)
Cash, beginning of period	3,696	10,394

Cash, end of period	$5,069	$3,696

Supplemental Cash Flow Information:
Interest paid	$626	$425

Income taxes paid	$7	$12

LOCAL CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013
GAAP net loss	$(1,679)	$(7,891)	$(1,744)
Plus interest and other income (expense), net	522	100	537
Plus provision for (benefit from) income taxes	18	(9)	(109)
Plus amortization of intangibles	225	400	225
Plus depreciation	1,120	1,068	937
Plus stock-based compensation	207	664	352
Less revaluation of derivatives	(871)	(30)	413
Plus net loss from discontinued operations	90	3,469	154
Plus LEC reserve	1,721	1,407	—
Plus severance charges	—	51	5
Plus settlement accrual	—	—	550

Adjusted EBITDA	$1,353	$(771)	$1,320

Diluted Adjusted EBITDA per share	$0.06	$(0.03)	$0.06

Diluted weighted average shares outstanding	23,231	22,131	23,191

Prior period balances have been reclassified to conform to current period reporting

	Year ended December 31, 2013	Year ended December 31, 2012
Net loss	$(10,362)	$(24,242)
Plus interest and other income (expense), net	2,321	425
Plus provision for income taxes	139	111
Plus amortization of intangibles	912	3,611
Plus depreciation	3,896	3,658
Plus stock-based compensation	1,619	2,533
Less revaluation of derivatives	(1,100)	(202)
Plus net loss from discontinued operations	3,729	12,792
Plus Settlement accrual	550	—
Plus accrual for lease liability/(asset)	101	—
Plus finance related charges	236	—
Plus LEC reserve	1,721	1,407
Plus severance charges	771	684

Adjusted EBITDA	$4,533	$777

Diluted Adjusted EBITDA per share	$0.20	$0.03

Diluted weighted average shares	22,967	22,227